EXHIBIT 99.1

PRESS RELEASE

Contact:
Christopher S. Ferris
President and Chief Executive Officer
(504) 569-8460

FB Bancorp, Inc. Authorizes Third Stock Repurchase Program

New Orleans, LA; June 12, 2026 – FB Bancorp, Inc. (the “Company”) (Nasdaq: FBLA), the holding company for Fidelity Bank, announced today it has authorized a third stock repurchase program for up to 1,606,837 shares of its common stock, representing 10% of shares currently outstanding. The Company completed its first stock repurchase program on January 14, 2026, whereby 1,983,750 shares of the Company’s common stock were repurchased, and the Company completed its second stock repurchase program on May 19, 2026, whereby 1,785,375 shares of the Company’s common stock were repurchased.

The Company intends to conduct the repurchases on the open market, including by means of a trading plan adopted under SEC Rule 10b5-1, subject to market conditions and other factors.  There is no guarantee as to the number of shares that the Company may ultimately repurchase.  The Company may suspend or discontinue the program at any time.
About Fidelity Bank
Originally chartered in 1908, Fidelity Bank is a Louisiana state-chartered stock savings bank that conducts its business from its main office and 18 branch offices located in the East Baton Rouge, Jefferson, Lafayette, Orleans, St. Tammany, and Tangipahoa Parishes.
Forward-Looking Statements
This press release contains certain forward-looking statements about the stock repurchase program.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the Company’s inability to execute the repurchase program due to stock market conditions or otherwise.

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